UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2009

Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (800) 289-3355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On December 3, 2009, Mr. Ross H. Perot, Jr., former Chairman of the Board of Perot Systems Corporation (“Perot Systems”), was appointed to Dell’s Board of Directors.  Mr. Perot will serve on the Board of Directors until the next annual meeting of stockholders, scheduled for July 16, 2010, at which time his continued service will be subject to renomination and stockholder approval.

Mr. Perot served as the Chairman of the Board of Perot Systems from September 2004 until Dell’s acquisition of Perot Systems on November 3, 2009.  Mr. Perot also served as a director of Perot Systems from June 1988 until November 3, 2009 and as President and Chief Executive Officer of Perot Systems from September 2000 until September 2004.

Pursuant to the Agreement and Plan of Merger entered into among Dell, its wholly-owned indirect subsidiary DII – Holdings Inc. (the “Purchaser”) and Perot Systems on September 20, 2009 (as amended, the “Merger Agreement”), subject to the terms and conditions thereof, the Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of Class A common stock, par value $0.01 per share, of Perot Systems (the “Shares”) at a purchase price of $30.00 per Share in cash, without interest thereon (the “Offer Price”). Upon successful completion of the Offer, pursuant to the terms of the Merger Agreement, Purchaser merged with and into Perot Systems on November 3, 2009 (the “Merger”).  In the Merger, each Share not purchased in the Offer (other than shares held in treasury or reserved for issuance by Perot Systems and Shares held by Dell or the Purchaser or direct or indirect subsidiaries of Dell or Perot Systems, all of which were cancelled and extinguished, and Shares held by stockholders who validly exercise their appraisal rights under Delaware law) was converted into the right to receive in cash the Offer Price, without interest thereon. Following the Merger, Perot Systems became an indirect, wholly-owned subsidiary of Dell.

The Merger Agreement did not contain any provisions with respect to the appointment of Mr. Perot to Dell’s Board of Directors or otherwise obligate Dell to take any actions with respect to the proposal, nomination or appointment of Mr. Perot.  At a meeting held on July 27, 2009 to discuss the merits of a possible acquisition of Perot Systems, Mr. Michael S. Dell, Dell’s Chairman of the Board and Chief Executive Officer, informed Mr. Perot that he would consider proposing Mr. Perot for a seat on Dell’s Board of Directors following the closing of the possible acquisition, subject to the approval of Dell’s Governance and Nominating Committee.  During the course of further meetings with Mr. Perot in August 2009, Thomas W. Luce, III, a member of Dell’s Board of Directors, also advised Mr. Perot that he intended to propose Mr. Perot for a seat on Dell’s Board of Directors following the closing of the possible acquisition.  At a regular meeting of Dell’s Board of Directors on September 15, 2009 at which the Board of Directors discussed the possible acquisition of Perot Systems, the Board of Directors also discussed the possible director nomination of Mr. Perot.  Mr. Dell stated that he would likely propose Mr. Perot as a board member candidate after the closing of the possible acquisition, and Mr. William Gray, chairman of Dell’s Governance and Nominating Committee, noted that, if Mr. Perot was proposed, the Governance and Nominating Committee would conduct its normal procedures in order to determine whether to nominate Mr. Perot.

Dell’s cost to acquire Perot Systems, excluding all related fees and expenses, was approximately $3.9 billion.   Mr. Perot, as the Chairman of the Board of Perot Systems and the beneficial owner of more than 10% of the outstanding Shares, had a direct or indirect material interest in the Merger.  Pursuant to a change in control letter agreement between Perot Systems and Mr. Perot, Mr. Perot received cash severance benefits in connection with the successful completion of the Offer in the amount of $3,954,822 (including a tax-gross up payment of $1,165,353) and a cash payment for his Perot Systems equity awards in the amount of $35,771,400.  In addition, Mr. Perot was deemed to be the beneficial owner of 31,747,360 Shares immediately prior to successful completion of the Offer, including 29,655,000 Shares held by a limited partnership of which he was a general partner, 10,000 Shares owned by the Perot Foundation, 5,000 Shares owned by Mr. Perot's spouse, and 2,077,360 Shares owned by two trusts of which Mr. Perot is a beneficiary.  Mr. Perot disclaimed beneficial ownership of the Shares held by his spouse and, except to the extent of his pecuniary interest, the Shares owned by the two trusts.  The respective holders of these Shares received $30 per Share, for an aggregate of approximately $952.4 million, pursuant to the successful completion of the Offer and the Merger.

Concurrently with entering into the Merger Agreement, Dell and the Purchaser entered into Tender and Voting Agreements (the “Tender Agreements”) with all executive officers and directors and certain principal stockholders of Perot Systems, including Mr. Perot (the “Tendering Stockholders”).  Pursuant to the Tender Agreements, the Tendering Stockholders agreed, among other things, to tender the Shares held by them on the date of the Tender Agreements or acquired after that date (the “Covered Shares”) to the Purchaser in the Offer and to vote the Covered Shares in favor of the Merger.

In connection with the execution of the Merger Agreement, Perot Systems Family Corporation, a Texas corporation, H. Ross Perot and Mr. Perot (collectively, “Licensor”) and Perot Systems entered into the Third Amended and Restated License Agreement, dated September 20, 2009 (the “License Agreement”), pursuant to which Licensor grants Perot Systems and its affiliates an exclusive, royalty-free license to use “Perot Systems” and “Perot” in connection with Perot Systems’ current businesses, products, services and charitable activities, and its future operations and activities resulting from the expansion of, and the integration with, Dell’s services and businesses.  The term of the License Agreement became effective immediately upon execution and will continue until the earlier of (i) the date that is five years from November 3, 2009 or (ii) the date of any termination of the License Agreement for cause.

Additionally, in connection with the execution of the Merger Agreement, on September 20, 2009, H. Ross Perot and Mr. Perot signed noncompetition agreements with Dell and Perot Systems, as amended by a waiver letter entered into on December 2, 2009, that limit their ability to compete with Perot Systems or solicit its employees or customers for a period ending December 31, 2014.

Perot Systems is currently providing information technology and certain other services to Hillwood Enterprise L.P., which is controlled and partially owned by Mr. Perot under an agreement which Perot Systems entered into in January 2007 and will expire in 2017. This contract includes provisions under which Perot Systems may be penalized if its actual performance does not meet the levels of service specified in the contract, and such provisions are consistent with those included in other customer contracts. For the year ended December 31, 2008, in which Perot Systems performed services for Hillwood, Perot Systems recorded revenue of $1,966,881 and operating expense of $1,606,761.

During 2002, Perot Systems entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by H. Ross Perot, for approximately 23,000 square feet of office space at its Plano, Texas facility. At the expiration of the original lease, a new lease was signed effective October 1, 2007 and expires on September 30, 2015. The office space annual rental is $21.95 per square foot and the storage space rent remains $345.58 per month. The total amount paid to Perot Systems in 2008 under these lease and sublease agreements was $491,130.

Perot Systems has a corporate AAirpass program with American Airlines, Inc. under which Perot Systems  prepays for mileage that its associates use for business travel. Historically, the use of prepaid miles has resulted in lower travel costs to Perot Systems than refundable tickets for most travel itineraries. Employees of Hillwood Development Company LLC, The Perot Group, and their affiliated corporations, as well as members of the Perot family, also use this AAirpass program. These parties reimburse Perot Systems for the prepaid miles that they use. During 2008, these parties used approximately $880,171 in prepaid miles under Perot Systems’ AAirpass program. Perot Systems benefits from this arrangement because it has a commitment to American Airlines to purchase a minimum number of miles under the AAirpass program, and the miles used by these related parties are counted toward fulfilling that commitment.

As a director, Mr. Perot will participate in the standard compensation plan for non-employee directors.  Pursuant to that plan, non-employee directors receive a retainer fee ($50,000 for fiscal 2010) and a restricted stock unit grant valued at $400,000 with the number of shares to be determined based on the stock price on the date of grant.  The retainer payment date and grant date will be the date of the first board meeting he attends.

A copy of the press release issued on December 3, 2009, announcing Mr. Perot’s appointment to Dell’s Board of Directors, is attached as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)     Exhibits.

99.1                 Press Release issued by Dell Inc., dated December 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date:	December 3, 2009	By:	/s/ Janet B. Wright
Janet B. Wright
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Dell Inc., dated December 3, 2009.